Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Buzzfeed, Inc. on Form S-1 (f/k/a 890 5th Avenue Partner’s Inc.) of our report dated March 31, 2021 with respect to our audit of the financial statements of 890 5th Avenue Partners, Inc. (now known as Buzzfeed, Inc) as of December 31, 2020 and for the period from September 9, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on December 8, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

January 10, 2022